Exhibit 3.1.11

RAIT FINANCIAL TRUST

CERTIFICATE OF CORRECTION

RAIT Financial Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the Maryland State Department of Assessments and Taxation (the “MSDAT”) that:

FIRST: On May 21, 2012 the Trust filed with the MSDAT Articles Supplementary dated May 21, 2012 (the “Articles Supplementary”) to the Declaration of Trust of the Trust (as amended, restated, corrected and supplemented from time to time, the “Declaration of Trust”), and the Articles Supplementary contain an error which requires correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

SECOND: (A) Article THIRD of the Articles Supplementary, as previously filed and to be corrected hereby, reads as follows:

The respective preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and term and conditions of redemption (the “Rights and Powers”) of the Reclassified Shares shall be those Rights and Powers described in the Declaration of Trust such that:

(a)	The 2,000,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 2,000,000 shares of Series A Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series A Preferred Shares;

(b)	The 2,000,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 2,000,000 shares of Series B Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series B Preferred Shares; and

(c)	The 1,760,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 1,760,000 shares of Series C Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series C Preferred Shares.

(B) Article THIRD of the Articles Supplementary, as corrected hereby, shall read as follows:

The respective preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and term and conditions of redemption (the “Rights and Powers”) of the Reclassified Shares shall be those Rights and Powers described in the Declaration of Trust such that:

(a)	The 2,000,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 2,000,000 shares of Series A Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series A Preferred Shares;

(b)	The 2,000,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 2,000,000 shares of Series B Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series B Preferred Shares; and

(c)	The 1,760,000 unclassified preferred shares of beneficial interest of the Trust reclassified as 1,760,000 shares of Series C Preferred Shares shall have the Rights and Powers designated in the Declaration of Trust to the Series C Preferred Shares.

For the sake of clarity, any dividend payable on any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares (the “Preferred Shares”) issued on or after May 21, 2012 and on or prior to the next succeeding record date after such issuance of any dividend declared on such Preferred Shares shall receive the full dividend declared for such record date, without pro ration.

(C) The defect contained in Article THIRD of the Articles Supplementary, as previously filed, is that certain dividend accrual language found in the Declaration of Trust and referenced in the Articles Supplementary is unclear as to the dividend accrual process following the initial issuance of Preferred Shares, thus the Trust must clarify such treatment to orderly effectuate its administration without excess cost to the Trust and its interest holders.

THIRD: The name of each party to the document being corrected is RAIT Financial Trust.

IN WITNESS WHEREOF, the Trust has caused this Certificate of Incorporation to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested by its Secretary on this 2nd day of August, 2012.

ATTEST:	RAIT FINANCIAL TRUST

/s/ Raphael Licht	By:	/s/ James J. Sebra
Name: Raphael Licht	Name: James J. Sebra
Title: Secretary	Title: Chief Financial Officer and Treasurer

THE UNDERSIGNED, Chief Financial Officer and Treasurer of RAIT Financial Trust, who executed on behalf of the Trust this Certificate of Incorporation of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Trust the foregoing Certificate of Incorporation to be the act of said Trust and hereby certified that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ James J. Sebra
James J. Sebra
Chief Financial Officer and Treasurer

3